SUPPLY AGREEMENT

This Supply Agreement is made effective as of May 1, 2011 ("EFFECTIVE DATE")

between

Leatt Corporation
50 Kiepersol Crescent
Atlas Gardens, Contermanskloof
Durbanville, 7550, Cape Town
South Africa

("SUPPLIER")

and

SCOTT Sports SA
Route du Crochet 17
CH – 1762 Givisiez
Switzerland

("PURCHASER")

regarding

SUPPLY BY SUPPLIER OF PROTECTIVE SPORTS GEAR TO PURCHASER

Now, therefore, the parties hereto agree on the following terms and conditions:

A. SUBJECT MATTER OF THE AGREEMENT

(1) The Supplier sells and delivers to the Purchaser and the Purchaser buys and takes from the Supplier the Products ("Products") referred to in an additional written agreement signed by authorized representatives of the Supplier and the Purchaser according to the provisions of this Agreement.

(2) The Parties may alter or supplement the list of Products referred to in the additional written agreement at any time.

(3) The Supplier shall exclusively deliver to SCOTT for three years in Europe Leatt products bearing third party's logos for motorcycle, bicycle and snowmobile. This clause excludes Leatt products with Leatt logos and deliveries to the following: BMW, KTM, other two wheel motor vehicle manufacturers, four wheel vehicle manufacturers and snowmobile vehicle manufacturers.

B. ORDERS AND DELIVERIES

(1) Only official purchase orders processed by the Purchase Dept. / Supply Mgmt. of the Purchaser can lead to an obligation of the Purchaser. The purchase order shall be deemed as accepted unless the Supplier rejects the purchase order within 10 working days as of receipt of the purchase order.

(2) The Purchaser provides appropriate drawings, production master, CD in relation to the product.

(3) The Supplier provides as legally possible sufficient information regarding the product development of other purchasers as listed hereabove in Chapter A, Section 3 to the Purchaser, for enabling the Purchaser a product launch of corresponding products equivalent in time and quality.

(4) The Supplier delivers prototypes and pre-production samples for each development stage free of charge and Salesman samples according to the Prices subject to Chapter C without any surcharge. The Salesman samples have to be delivered at the latest 20 days before the yearly meeting whereas the Purchaser indicates the corresponding dates in due time. Style development costs for styles which will not be produced shall be borne by the Purchaser.

(5) The Supplier delivers within 10 days after receipt of the Purchaser's order a production plan & schedule. The schedule is binding for the Supplier. Further delivery conditions will be yearly defined by an additional written agreement signed by authorized representatives of the Supplier and the Purchaser.

(6) In case of delivery delays, the Supplier will inform the Purchaser as fast as possible about the reason of delay and will bear the costs between the standard transport and the express transport in case the express transport is needed to catch up the delay. If the Purchaser decides to use another transportation method for the delayed goods, the Supplier will in any case credit the difference to the express costs to the Purchaser.
In addition, in case the delivery delay exceeds the 3rd week as of the Estimated Time of Arrival (ETA), the Supplier is obliged to grant a discount of 5% of the agreed price of the goods per delayed week as penalty. The 5% discount will be applied retroactive for each delayed weeks and for each subsequent delayed week until the Products will be delivered to

the Purchaser. Further Purchaser's claims of compensation are reserved.
Repeated delivery delays of the Supplier entitle the Purchaser to terminate this Agreement for important reasons according to Chapter I, Section 2.

(7) Early deliveries can only be carried out with prior written agreement of the Purchaser. In any case the Purchaser will not pay the commercial invoices before reception and inspection of the goods in its Belgium stock.

(8) Over- or under-deliveries can not exceed 5% per style, per colour and size of the ordered quantity. If this quote is exceeded, the Purchaser is entitled to a discount of 30% on over-deliveries or, in case of under-deliveries, a discount of 20% on the invoices of the short delivered articles unless the Purchaser confirms the over- or under-delivery and disclaims explicitly its right to discount. This clause does not apply in case the Supplier splits the delivery of one order into several deliveries.

(9) The risk of destruction and deterioration and accidental loss passes to the Purchaser FOB Incoterms 2010, Xiamen in China.

(10) The Supplier shall indicate for each Product the correct place of manufacturing. Each change or modification of place of manufacturing shall be immediately notified. The Supplier hereby agrees to indemnify, save, and hold harmless the Purchaser against any and all losses, costs, and expenses caused by the Supplier's breach of the aforementioned obligation.

(11) Except for differing stipulations being agreed upon in a particular case, the deliveries under this Agreement are made according to the Purchaser's Terms and Conditions of Sale, which constitute an integral part of this Agreement and are attached hereto as Annex.

C. PRICES

The prices of Products will be yearly specified by an additional written agreement signed by authorized representatives of the Supplier and the Purchaser. These yearly prices are bindingly fixed per yearly collection and shall not be subject to changes. Prices are established in USD and are FOB Xiamen, China prices in accordance with ICC's INCOTERMS 2010.

D. PAYMENT TERMS

(1) Payment of the invoiced amount has to be effected 30 days after receipt of copy of B/L by T/T (telex-transfer).

(2) The Purchaser is allowed to reduce or withhold payments because of justified and proven complaints, claims or counterclaims asserted by the Purchaser after adequately prior notice to the Supplier.

E. QUALITY

(1) The Supplier warrants compliance with the quality standards specified in the Purchaser's terms and conditions of Sale as designated in the enclosed Annex and with the quality standards of the pre-production sample requirements.

(2) The Supplier shall have third party random inspections of each batch of Products. Immediately upon discovery of any defects, the Supplier must notify the Purchaser. The Purchaser shall be entitled to check the test reports of the quantity and quality control.

(3) The Purchaser shall reject Products with visible defects within 60 days after the receipt of the Products.
Products with hidden defects shall be rejected with their detection.

(4) In case of defective Products, the Supplier is obliged to replace or to completely credit the defective products at the Purchaser's choice. The Purchaser is entitled to reduce or withhold payments. The Supplier has to bear all costs of custom duties, freight and transport etc. arising from cases of defective Products.

(5) In failure of replacement or crediting, the Purchaser may terminate this Agreement in according to Article I, Section 3, point 4. The rights for the Purchaser to sue the Supplier for damages are reserved.

(6) The Purchaser's rights of recourse against the Supplier because of defects of products sold to consumers prescribe 2 years as of sale to consumer.

(7) The stipulations of this Section are accordingly applied to defective deliveries of Salesman samples which have to comply with the quality and quantity standards set forth in the Purchaser's sample orders.

F. WARRANTY

(1) Product liability is ruled by corresponding EU-legislation which stipulates inter alia a joint and several liability of the Supplier and the Purchaser vis-à-vis the claimant. In case of product liability the Supplier shall indemnify, defend and hold harmless the Purchaser from and against any and all damages, liabilities, costs and attorneys fees suffered or incurred by the Purchaser based upon a product defect caused by the Supplier.

(2) The Supplier is obliged to deliver the Products corresponding to respective laws and standards, namely but not limited to restrictions and limit values of substances in textiles/leather and hardware. The Supplier hereby agrees to indemnify, save, and hold harmless the Purchaser against any and all losses, costs, and expenses caused by the Supplier's breach of the aforementioned obligation.

(3) The supplier is obliged to store each fabric intended for the use for the Purchaser's products

carefully against each kind of loss, such as destruction, theft, fire etc. The Supplier hereby agrees to indemnify, save, and hold harmless the Purchaser against any and all losses, costs, and expenses caused by any missing supply of the Product due to each kind of loss such as destruction, theft, fire etc. of the Product or its fabrics. The supplier will maintain for the period of this agreement a public liability policy in the amount of minimum the value of Products (USD 40.- per brace) which will protect the Purchaser in the event of any damage, loss or natural hazards and at the request of the Purchaser produce evidence of such insurance.

G. GRANT OF LICENSE

(1) The Purchaser hereby grants to the Supplier and its corresponding sub-suppliers a nonexclusive, non-transferable license to use only for the ordered manufacturing of the Products the trademarks of the Purchaser. It shall be understood that this license is expressly limited as set forth above and grants no authorization or permission whatsoever to manufacture, produce or sell goods bearing the trademarks of the Purchaser to others. Without limiting the foregoing no authorization or permission is granted for selling excess production, samples, rejects or other products anywhere except under the Purchaser's direct instructions.
The license is limited to the territory of China. No right to sublicense the trademarks is granted by the Purchaser to the Supplier. The Supplier acknowledges that all kind of value or increasing in value of the Purchaser's trademarks will be to the benefit of the Purchaser. The Supplier is not allowed to use any of the trademarks in a manner or do any other act which might prejudice their distinctiveness, value or validity or the goodwill of the Purchaser. The Supplier shall not register the Purchaser's trademarks in any jurisdiction and will not adopt or use any trademark which is confusingly similar to any trademark of the Purchaser or which includes a prominent portion of any trademark of the Purchaser.

(2) Any breach of the stipulations of this Section by the Supplier entitles the Purchaser to terminate this Agreement for important reason according to Chapter I, Section 2.

H. AGREEMENT PERIOD

This Agreement is stipulated for an unlimited period commencing upon the Effective Date.

I. TERMINATION

(1) Each party is entitled to terminate this Agreement after written notice to the other with a notice period of minimum 3 months.

(2) In addition, either party may terminate this Agreement for important reasons any time without notice, especially in case of total or otherwise relevant non-observance of a significant regulation of the Agreement, if the Party which is in breach of Agreement fails to remedy the breach within 30 days of being required to do so by the other Party. A Purchaser's notice is not necessary anymore if the Supplier reiterates a non-observance that has already been found faulty previously.

(3) Important reasons are in particular:

1. bankruptcy, temporary suspension of action or similar procedure of one of the parties;
2. transfer of the business activities to third party;
3. major change in the structure of the capital of one of the parties, in particular change of majority shareholder or significant new holding;
4. repeated failure of supply of the quantities and qualities to be delivered in accordance with the Terms and Conditions of Sale as designated in Annex.

(3) In case of termination of this Agreement, for what reason ever, the Supplier is bound to return to the Purchaser all commercial, technical, etc. documents received from the other in the line of this Agreement. The rights for the Purchaser to sue the Supplier for damages are reserved.

J. CONFIDENTIALITY

The contents of this agreement and all communications and information whether written or oral furnished by the Purchaser to the Supplier in relation to the policies, pricing, methods of working, know-how and other aspects of the Purchaser's business shall be confidential and except if required by law neither the Supplier nor its officers, officials or employees shall, during the currency of this agreement or thereafter, disclose the same to any other person, association of persons, firm, partnership, company, close corporation or any other entity whatsoever. This obligation becomes effective as of the Effective Date and will apply for a period of 5 years since termination of this agreement.

K. ARBITRATION

(1) Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration. The parties shall endeavour to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the arbitrators in turn shall select a third arbitrator. The arbitrator will decide in a period of no more than 90 days from the acceptance of the charge, unless an adjournment established in the Act of acceptance subscribed by every party and the arbitrator.
The proceeding of the arbitration is in case of lack of stipulations in this Agreement governed by the UNCITRAL Arbitration Rules.

(2) The arbitration shall take place at the Chamber of Commerce in Fribourg.

(3) The validity, interpretation and performance of this Agreement shall be governed by the substantive laws of Switzerland without the application of any principle that leads to the application of the laws of any other jurisdiction.

(4) The decision of the arbitration tribunal shall be final and binding and enforceable in any court or authority of competent jurisdiction. Any dispute arising or relating to this agreement shall be submitted to the courts of Fribourg in Switzerland, should the parties be unable to achieve mutually agreeable resolution by the prior conducted arbitration proceeding.

(5) In the case of a dispute arising out of or relating to this Agreement, the prevailing party shall be entitled to reimbursement by the non-prevailing party of the prevailing party's costs and attorneys' and experts' fees.

L. AMENDMENT

No modification or claimed waiver of any provision of this Agreement shall be valid except by written amendment signed by authorized representatives of the Supplier and the Purchaser.

M. SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, illegal, unenforceable or in conflict with the law of any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

N. WAIVER OF CONTRACTUAL RIGHT

Waiver of any provision herein shall not be deemed a waiver of any other provision herein, nor shall waiver of any breach of this Agreement be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

O. NOTICES

All transfer of information or other communication in relation with this agreement has to be done in written form and is considered to have taken place if it has been handed over personally or sent by registered mail with advice of receipt to following addresses:

If the Supplier is the recipient:
Leatt Corporation
50 Kiepersol Crescent
Atlas Gardens, Contermanskloof
Durbanville, 7550, Cape Town
South Africa

If the Purchaser is the recipient:
SCOTT Sports SA
Rte du Crochet 17
CH – 1762 Givisiez
Switzerland

P. ENTIRE AGREEMENT

This Agreement and its appendices constitutes the complete agreement of the parties with respect to the subject matter, and supersedes any other agreements, written or oral, concerning the subject matter hereof and such materials do not have any effect upon the rights and obligations of the parties under this Agreement.

Cape Town 22 March 2012
Place and Date

For the Supplier:

Sean Macdonald

Givisiez,
Place and Date

For the Purchaser:

Andreas Geisinger

Annex: **Terms and Conditions of Sale**

General instructions for the supply

SCOTT STANDARD
All products manufactured for SCOTT Sports must correspond to the SCOTT standard regarding restricted substances. This standard prohibits and/or limits the use of a certain number of stuffs, which could be cancerous or allergic. Upon request, SCOTT Sports will provide the supplier with a list of all stuffs concerned as well as a « Declaration of release from liability » which the supplier shall fill in and send back duly signed to SCOTT Sports.

Code of Ethical Conduct
As supplier for the SCOTT group, you guarantee that you:

- operate in full compliance with national and local laws, rules and regulations relevant to your business operations;
- do not employ indentured or forced labour in your operations;
- recruit, train, retire and terminate workers on equal terms on the basis of suitability for the job and without discrimination;
- respect the right of workers to join and organize associations of their own choosing;
- pay your workers at least the minimum legal wage or a wage that is consistent with local industry standards, whichever is higher; pay the wages direct to the worker in cash or check or equivalent; make available to workers information relating to wages in an understandable form;
- do not require a work week in excess of local conventions, including overtime, on a regular basis; allow your workers at least 24 hours consecutive hours rest per week on a regular basis and pay an annual leave to your workers;
- do not employ children which are less than 15 years old (14 years old in countries with insufficient developed economies and educational facilities) or younger than the age for completing compulsory education - if that age is higher than 15 - if such employment jeopardizes educational, social or cultural development; do not employ persons in conditions of forced or bonded child labour;
- treat all workers with respect and dignity and provide them with a safe and healthy working environment, factories comply with all applicable laws and regulations regarding working conditions; elaborate standards and procedures to protect workers from fire, accidents and toxic substances; install adequate lightning, heating and ventilation systems; give workers access to adequate and clean sanitary facilities at all times;
- treat your employees with respect and dignity; do not allow physical, sexual, psychological or verbal harassment or abuse;
- comply with all relevant laws and regulations regarding the protection and preservation of the environment; monitor carefully discharges and waste which could pollute the local environment.

Deliveries
SCOTT Sports can ask for completely assorted partial shipments. The supplier will therefore let SCOTT Sports know his optimal quantities per production run on which the product-calculation is based.

Packing & Labeling
Marking of the boxes

The following must be marked on the 2 largest sides of each shipping box

SSG (Europe) Distribution Center
B – 6790 Aubange
PO Nr .....
Part Nr: ....
[Item description & size] ....
Quantity: ....
Box Nr .. of ..

Marking of the products

Each item must be packed individually into one polybag and a cardboard hangtag must be attached to each item (following the instructions of SCOTT Sports Product Manager). A label with SCOTT Sports part number, description & size, EAN number as well as bar code must be applied onto EACH hangtag and a second label must be sticked onto the polybag (in the bottom-right corner).
The supplier must send SCOTT Sports a sample of each label for approval.
Should the supplier not be able to print these labels by himself, please ask SCOTT Sports for help.
For wrong or not labeled or packed items, SCOTT Sports is allowed to reduce the invoiced price by € 1.00 per unit.

Shipping
Method

SCOTT Sports determines the shipping method for each shipment.
The supplier MUST inform SCOTT Sports about the weight & volume of each shipment as soon as the goods are ready to be shipped. SCOTT Sports will decide on the shipping mode (ocean, air, truck or express) depending of the information provided by the supplier.
The supplier is NOT ALLOWED to ship any goods without having received formal instructions from SCOTT Sports.

Address of delivery

The SHIP TO address may vary from one order to the other and will be confirmed by SCOTT Sports before each shipment (refer also to §3 above).

Documents

Certificate of origin

The supplier must provide a Certificate of Origin for all goods produced for SCOTT Sports. For all shipments to SCOTT Sports' main warehouse in Belgium the consignee address on the certificate of origin is: SCOTT Sports SA, Route du Crochet 17, 1762 Givisiez / Switzerland
In case of shipment to another address, SCOTT Sports will specify the accurate consignee.
The original must be sent by mail or FedEx / DHL to SCOTT Sports SA, Route du Crochet 17, 1762 Givisiez / Switzerland. One copy of the Certificate of Origin must be added to the shipping documents sent with the goods.

Export License

The supplier must provide SCOTT Sports with the commodity code (harmonized tariff numbers) and the country of manufacturing of all items produced for SCOTT Sports and be aware of any special import formalities into the European Community.
Should an import license be required, the supplier must provide SCOTT Sports with an Export License. For all shipments to SCOTT Sports' main warehouse in Belgium the notify address on the export license is: SSG (Europe) Distribution Center, 6790 Aubange / Belgium.
In case of shipment to another address, SCOTT Sports will specify the accurate notify.
One copy of that Export License must be added to the shipping documents and one copy is to be faxed to SCOTT Sports (fax Nr ++41 26 460 16 00). The original Export License must be sent by FedEx or DHL to the consignee address. The original Export Licenses must NEVER be added to the shipping documents accompanying the goods !
These documents must always show SCOTT Sports SA, Route du Crochet 17, 1762 Givisiez / Switzerland as consignee.

Bill of Loading / AirWay Bill / CMR

These documents must always show SCOTT Sports SA, Route du Crochet 17, 1762 Givisiez / Switzerland as consignee.
The notify address on these documents is always the same as the "ship to address".
One copy must be faxed to SCOTT Sports (++41 26 460 16 00) and the original must be sent by FedEx / DHL to SCOTT Sports SA, Route du Crochet 17, 1762 Givisiez / Switzerland.

Payments

Terms

Terms like e.g. partial payments, Letters of Credit (minimum amount = US$ 50'000.— or equivalent) etc. have to be negotiated with the Finance Dept. or Operations Dept..

Invoicing

The BILL TO address is ALWAYS: SCOTT Sports SA, Route du Crochet 17, CH-1762 Givisiez. The original must be faxed to SCOTT Sports (++41 26 460 16 00) and sent by mail to SCOTT Sports SA.

Final Provisions

All general terms and conditions of the Supplier which are different from or in addition to the Purchaser's Conditions of Sale are not applicable, even if they are referred to as terms and conditions of sole and exclusive applicability.
Any deviations from these Conditions of Sale are only valid made in writing.